UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

Firsthand Technology Value Fund, Inc.
(Name of Registrant as Specified In Its Charter)

STAR EQUITY FUND, LP STAR EQUITY FUND GP, LLC STAR VALUE, LLC STAR EQUITY HOLDINGS, INC. STAR INVESTMENT MANAGEMENT, LLC JEFFREY E. EBERWEIN HANNAH M. BIBLE ROBERT G. PEARSE
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Star Equity Fund, LP, a Delaware limited partnership (“Star Equity Fund”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of Firsthand Technology Value Fund, Inc., a Maryland corporation.

On December 7, 2022, Star Equity Fund issued the following press release:

Star Equity Fund Announces Director Nominations at Firsthand Technology Value Fund

Believes Significant Board Change is Necessary to Create Shareholder Value After Years of Value Destruction

Nominates Two Highly Qualified Candidates for Election to the Board at the 2023 Annual Meeting

Old Greenwich, CT – December 7, 2022 – Star Equity Fund, LP (“Star Equity Fund” or “we”) is an investment fund seeking to unlock shareholder value and improve corporate governance at its portfolio companies. As a 5.1% shareholder of Firsthand Technology Value Fund, Inc. (Nasdaq: SVVC) (“SVVC” or the “Company”), we have nominated two highly qualified candidates for election to the Company’s board of directors (the “Board”) at the Company’s 2023 Annual Meeting of Shareholders (“2023 Annual Meeting”).

The SVVC shareholders have long suffered value destruction during the tenure of the Company’s incumbent Board of directors; thus, we have concluded that significant change to the Board is necessary to create value for all shareholders. Because of the entrenchment of the incumbent Board through the Company’s classified Board structure, SVVC shareholders are only able to run a minority slate (currently expected to be two candidates) for election at the 2023 Annual Meeting. We have nominated two highly qualified candidates for election to the Board at the 2023 Annual Meeting, Hannah M. Bible, and Robert G. Pearse, who are committed to acting in the best interests of all shareholders. We are fully prepared to take this matter to a shareholder vote at the 2023 Annual Meeting, which we expect to be held on the Company’s typical timeframe in the second quarter of 2023.

The Company’s performance has been abysmal

During the incumbent Board’s tenure, SVVC shareholders have long endured abysmal financial and investment performance in addition to poor corporate governance. The Fund’s unrealized losses on its investment portfolio stood at $95 million at the end of Q3 2022, a staggering 67% decline in value versus the cost basis of these investments. Also, SVVC’s share price has declined approximately 93% over the last 5 years and it currently trades at a 79% discount to the Company’s stated NAV of $5.58 per share as of the end of Q3 2022, a sign of extreme skepticism of SVVC’s stated NAV.

Meanwhile, the Company has maintained what we view to be an egregiously anti-shareholder investment management agreement (the “Management Agreement”) with Firsthand Capital Management (“FCM”), under which a 2% management fee is assessed annually on the Company’s gross assets, irrespective of stock price performance. We believe the Management Agreement’s fee structure as well as the Company’s broader relationship with FCM represent a clear conflict of interest and has been a longtime source of value destruction. The Management Agreement is renewed annually by the Board and shareholders’ attempts to seek change to the Management Agreement have been thwarted by the Company’s anti-shareholder rules. We believe the incumbent Board has not acted consistent with its fiduciary duty to shareholders. To us, the Board seems complacent to maintain this trajectory despite significant displays of shareholder frustration.

SVVC shareholders are frustrated and have suffered long enough

This value destruction has been met with significant shareholder dissent. At the Company’s 2022 Annual Meeting, 65% of votes cast voted WITHHOLD on the election of the sole incumbent director up for election, and at its 2021 Annual Meeting, 59% of votes cast voted WITHHOLD on the election of the two incumbent directors up for election. These levels of disapproval are alarming and would trigger director resignation policies at many companies. Furthermore, at the Company’s 2022 Annual Meeting, over 70% of votes cast voted FOR a binding shareholder-submitted proposal regarding the termination of the Management Agreement. Despite the overwhelming level of shareholder frustration, the proposal did not pass as the Company’s proxy statement declared that all abstentions and broker non-votes would effectively count as votes AGAINST that proposal specifically. This proposal was also put forth at the 2021 Annual Meeting, where 62% of votes cast voted FOR. Moreover, at the 2020 Annual Meeting, a non-binding shareholder-submitted proposal requesting the Board seek and pursue any and all measures to enhance shareholder value was submitted and 70% of votes cast voted FOR. Change clearly cannot come soon enough for SVVC shareholders.

Unfortunately, the incumbent Board has undertaken significant efforts to further entrench itself and restrict shareholder rights. The Company’s classified board structure discourages director accountability and makes it difficult for shareholders to influence Board composition. In addition, the Board erected a substantial barrier by amending the Company’s bylaws in October 2019 to ensure that in a contested election directors are elected by vote of a majority of outstanding shares, unlike the plurality voting standard used for uncontested director elections. The majority of the shares outstanding voting standard is extremely unusual for contested elections, where typically directors are elected by a plurality vote, and presents a significant hurdle for shareholder-supported candidates to win election to the Board. Based on the bylaws, we expect that the incumbent directors, even if they receive fewer votes than shareholder-supported candidates, will be deemed by the Company to remain on the Board unless shareholder-supported candidates receive FOR votes from a majority of the shares outstanding. In our view, this bylaws provision was adopted specifically to frustrate shareholders seeking change to the Board and entrench the incumbent directors. If the Company did not intend as much, we invite them to clarify publicly what will happen if incumbent directors receive fewer FOR votes than shareholder-supported candidates, or to amend the bylaws to adopt market standard voting for contested elections.

In addition, the incumbent Board has been particularly uncooperative in facilitating shareholder participation at the Company. Last year, a fellow shareholder, Scott Klarquist, filed a proxy statement with the SEC in an attempt to run as a director candidate at the 2022 Annual Meeting. However, his candidacy was vaguely rejected by the Company, which said he “failed to provide all of the information required.” As Mr. Klarquist notes in his open letter to shareholders on March 11, 2022, he found himself “stonewalled by the company ever since” he declared his intent to solicit proxies, “based on what [he considered] spurious, bad-faith arguments.” We have also experienced similar frustrations with the Company. Even though we requested the Company’s nomination questionnaire on November 14th, we did not receive the questionnaire for over two weeks despite multiple follow-ups. We only received the Company’s nomination questionnaire on December 2nd after we instructed our attorney to send a formal demand letter on December 1st. We believe these signs are indicative of SVVC’s attempt to stifle shareholder interests and rights by obstructing the nomination process.

Star Equity Fund remains resolute in its opinion that a change in Board composition is vital to altering corporate governance practices, improving financial results, and ultimately unlocking shareholder value at SVVC. We believe long-suffering SVVC shareholders deserve better, and we aim to give them an opportunity for much-needed change on the Board at the 2023 Annual Meeting.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Star Equity Fund, LP (“Star Equity Fund”), together with the other participants named herein (collectively, “Star Equity”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2023 annual meeting of stockholders of Firsthand Technology Value Fund, Inc., a Maryland corporation (the “Company”).

STAR EQUITY STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Star Equity Fund, Star Equity Fund GP, LLC (“Star Equity Fund GP”), Star Value, LLC (“Star Value”), Star Equity Holdings, Inc. (“Star Equity Holdings”), Star Investment Management, LLC (“Star Investment Management”), Jeffrey E. Eberwein, Hannah M. Bible, and Robert G. Pearse.

As of the date hereof, Star Equity Fund beneficially owns directly 350,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). Star Equity Fund GP, as the general partner of Star Equity Fund, may be deemed to beneficially own the 350,000 shares of Common Stock owned directly by Star Equity Fund. Star Value, as the sole member of Star Equity Fund GP, may be deemed to beneficially own the 350,000 shares of Common Stock owned directly by Star Equity Fund. Star Equity Holdings, as the parent company of Star Equity Fund, may be deemed to beneficially own the 350,000 shares of Common Stock owned directly by Star Equity Fund. Star Investment Management, as the investment manager of Star Equity Fund, may be deemed to beneficially own the 350,000 shares of Common Stock owned directly by Star Equity Fund. Mr. Eberwein, as the Portfolio Manager of Star Equity Fund, may be deemed to beneficially own the 350,000 shares of Common Stock owned directly by Star Equity Fund. As of the date hereof, none of Ms. Bible or Mr. Pearse, beneficially owns any Common Stock.

About Star Equity Fund, LP

Star Equity Fund, LP is an investment fund affiliated with Star Equity Holdings, Inc. Star Equity Fund seeks to unlock shareholder value and improve corporate governance at its portfolio companies.

About Star Equity Holdings, Inc.

Star Equity Holdings, Inc. is a diversified holding company with three divisions: Healthcare, Construction, and Investments.

For more information contact:
Star Equity Fund, LP	The Equity Group
Jeffrey E. Eberwein	Lena Cati
Portfolio Manager	Vice President
203-489-9501	212-836-9611
jeff.eberwein@starequity.com	lcati@equityny.com